                                                                    EXHIBIT 10.1

                           STOCK PURCHASE AGREEMENT

                                    between

                      FOUR MEDIA COMPANY and Shareholders


                               TABLE OF CONTENTS

                                                               Page(s)
                                                               -------
     1.   Certain Definitions                                     1

     2.   Purchase and Sale of Shares                             8

   2.1.   Sale of Stock                                           8
   2.2.   Purchase Price and Payment for Stock                    8

   3.     Representations and Warranties                          9

   3.1.   Organization                                            9
   3.2.   Articles of Incorporation; Bylaws; Minutes             10
   3.3.   Capitalization                                         10
   3.4.   Ownership of Shares                                    10
   3.5.   Due Execution and Authority                            10
   3.6.   Subsidiaries and Affiliates                            11
   3.7.   Organization of Subsidiaries and Affiliates            11
   3.8.   No Violation                                           12
   3.9.   Financial Statements                                   12
  3.10.   Pro Forma Financial Statements                         13
  3.11.   Absence of Certain Changes or Events                   13
  3.12.   Absence of Undisclosed Liabilities                     15
  3.13.   Broker's Fees                                          15
  3.14.   Assets                                                 15
  3.15.   Intangible Personal Property                           16
  3.16.   Real Property                                          17
  3.17.   Contracts                                              17
  3.18.   Litigation                                             17
  3.19.   Tax Matters                                            18
  3.20.   Compliance With Laws                                   18
  3.21.   Government Licenses and Permits                        19
  3.22.   Environmental Matters                                  19
  3.23.   Insurance                                              20
  3.24.   Condition of Assets                                    21
  3.25.   Labor and Employment Agreements                        21
  3.26.   Employee Benefit Plans; ERISA                          23
  3.27.   Business Locations                                     23
  3.28.   Accounts Receivable                                    24
  3.29.   No Omissions or Untrue Statements                      24

  4.      Representations and Warranties of 4MC                  24

   4.1.   Organization                                           24
   4.2.   Due Execution and Authority                            24
   4.3.   No Violation                                           24

   5.     Covenants and Agreements of Shareholders               25

   5.1.   Conduct of Business                                    25
   5.2.   Subsequent Events                                      25
   5.3.   Access by 4MC                                          26
   5.4.   Related Party Leases                                   27

   6.     Covenants Not to Compete                               27

   6.1.   Covenants                                              27
   6.2.   Remedies                                               28
   6.3.   Severability                                           29

   7.     Additional Agreements                                  29

   7.1.   Deposit                                                29
   7.2.   Additional Consideration                               30
   7.3.   Stock Options                                          31
   7.4.   Shareholder Guarantees                                 32
   7.5.   Cooperation; Best Efforts                              32

   8.     Closing                                                32

   8.1.   Closing Date                                           32
   8.2.   Shareholders' Closing Deliveries                       33
   8.3.   4MC's Closing Deliveries                               34

   9.     Conditions to Obligations of Shareholders              35

   9.1.   Compliance by 4MC                                      35
   9.2.   Accuracy of 4MC's Representations                      35
   9.3.   Documents                                              35
   9.4.   Litigation                                             35
   9.5.   Employment/Consulting Agreements                       35

  10.     Conditions to Obligations of 4MC                       35

  10.1.   Compliance by Shareholders                             35
  10.2.   Accuracy of Shareholder's Representations              36
  10.3.   Material Adverse Change                                36
  10.4.   Litigation                                             36
  10.5.   Employment/Consulting Agreements                       36
  10.6.   Required Consents                                      36
  10.7.   Financial Statements                                   36
  10.8.   Pro Forma Financial Statements                         36
  10.9.   Indebtedness                                           37

  11.     Termination                                            37



  11.1.   Termination Prior to Closing; General                  37
  11.2.   Termination Prior to Closing; Casualty                 37
  11.3.   Consequences of Termination                            38

  12.     Survival of Representations; Indemnification; Escrow   38

  12.1.   Survival                                               38
  12.2.   Indemnification by Kozlowski and Kramer                38
  12.3.   By Shareholder                                         39
  12.4.   Time for Claims                                        39
  12.5.   Claims for Indemnification                             39
  12.6.   Threshold                                              39
  12.7.   Claims Procedure                                       39
  12.8.   Method of Enforcement                                  40
  12.9.   Limitation on Indemnity                                43
  12.10.  Escrow                                                 43

  13.     Miscellaneous                                          43

  13.1.   Expenses                                               43
  13.2.   Publicity.                                             43
  13.3.   Succession and Assignments; Third Party Beneficiaries. 43
  13.4.   Notices.                                               44
  13.5.   Construction                                           44
  13.6.   Dispute Resolution; Attorneys' Fees                    45
  13.7.   Counterparts                                           46
  13.8.   No Implied Waiver; Remedies.                           46
  13.9.   Entire Agreement                                       47
  13.10.  Amendments; Actual Waivers                             47
  13.11.  Liquidated Damages                                     47
  13.12.  Headings                                               47
  13.13.  Severability.                                          47

                           STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement ("Agreement") is made as of this 14th day of November, 1997, by and among Four Media Company, a Delaware corporation ("4MC"), and the persons listed on Exhibit A hereto who are all of the shareholders of Visualize, a California corporation doing business under the fictitious firm name POP ("POP") (the "Shareholders" collectively and each a "Shareholder" individually), with reference to the following facts:

     A. The Shareholders own all of the issued and outstanding shares of capital stock of POP (the "Stock").
     B. 4MC and POP are each engaged in various aspects of the post production business.
     C. 4MC desires to purchase from Shareholders and Shareholders desire to sell to 4MC the Stock.
     In consideration of the foregoing and the mutual agreements, covenants and other provisions herein contained, the parties hereto agree as follows:

1.  Certain Definitions
    -------------------

     As used in this Agreement, the following terms shall have the meaning set forth below. All terms used in this Agreement that are not defined in this
Article 1 shall have the meanings set forth elsewhere in this Agreement.

     1.1  "A. Kozlowski" shall mean Alan Kozlowski.

     1.2 "Affiliate" shall mean, with respect to any specified Person, (a) any other Person which, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person;
(b) any other Person which is a director, officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities of the specified Person or a Person described in clause (a) of this Section, (c) another Person of which the specified Person is a director, officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities; (d) another Person in which the specified Person has a substantial beneficial interest or as to which the specified Person serves as trustee or in a similar capacity, (e) each Subsidiary of such Persons; and/or (f) any relative or spouse of the specified Person or any of the foregoing Persons, any relative of such spouse or any spouse of such relative.

     1.3 "Affiliated Group" shall mean affiliated group as defined in Section 1504(a) of the Code.

     1.4  "Animation" shall mean POP Animation, Inc., a California corporation.

     1.5 "Best Efforts" shall mean the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Transactions.

     1.6 "Capitalized Lease" shall mean a lease of real or personal property which, in accordance with generally accepted accounting principles, has been or should have been capitalized by the lessee.

     1.7 "Closing" shall mean the closing of the transactions contemplated by this Agreement on the Closing Date in accordance with Articles 3 and 7 hereof and subject to all of the other terms and conditions hereof.

     1.8  "Closing Date" shall mean the date of Closing.

     1.9  "Code" shall mean the Internal Revenue Code of 1986, as amended.

     1.10 "Contract" shall mean any plan, program, arrangement, lease, commitment, understanding, sales order, purchase order, agreement, indenture, note, bond, right, warrant, instrument, permit or license, whether written or oral, which is intended or purports to be binding and enforceable or which is offered to any Person and acted upon or relied upon by such Person.

     1.11 "Coverage Amount" is defined in Section 12.8.

     1.12 "Deferred Note" is defined in Section 2.2(b)(iii).

     1.13 "Deposit" is defined in Section 2.2(b)(i).

     1.14 "DVD Center" means Cinram-POP DVD Center LLC, a California Limited Liability Company.

     1.15 "Environmental Law" shall mean any federal, state, local and foreign laws, statutes, regulations having the force and effect of law, permits, court decrees, judgments, injunctions and written orders concerning

(i) public health and safety relating to exposure of humans to toxic or hazardous substances, or (ii) pollution or protection of the environment or natural resources including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act ("RCRA"), the Clean Water Act of 1977, the Safe Drinking Water Act, the Toxic Substances Control Act, the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act Amendments of 1972, any so called "Super Lien" law, and any other similar federal, state or local statutes, in each case including the regulations promulgated thereunder, each as supplemented or amended from time to time.

     1.16 "Environmental Permit" shall mean any permit, license, approval, consent or other authorization required by or pursuant to any applicable Environmental Law.

     1.17 "EPA" shall mean the United States Environmental Protection Agency, or any successor United States governmental agency.

     1.18 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

     1.19  "Escrow Agent" is defined in Section 12.10.

     1.20  "Escrow Agreement" is defined in Section 12.10.

     1.21  "Escrow Fund" is defined in Section 12.10.

     1.22  "Financial Statements" is defined in Section 3.9.

     1.23  "4MC Certificate" is defined in Section 12.8.

     1.24 "GAAP" shall mean United States Generally Accepted Accounting Principles as in effect at the time in question.

     1.25 "Governmental Authority" shall mean the government of the United States, any foreign country or any state or political subdivision thereof and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the Pension Benefit Guaranty Corporation and other quasi-governmental entities established to perform such functions.

     1.26 "Governmental Licenses and Permits" shall mean the licenses, permits or other authorizations required by any law or Governmental Authority to be held by a Person in order to operate the business of POP or Animation as it has been operated historically.

     1.27 "Indebtedness" shall mean at any date any of the following: (i) all obligations, unconditional or contingent for borrowed money including, without limitation, principal, interest, premium, penalties and costs (whether or not the recourse of the lender is to the whole of the assets of the obligor or only to a portion thereof, and including for this purpose all obligations incurred under Capitalized Leases), or obligations evidenced by bonds, notes, debentures or similar instruments (including, without limitation, obligations with respect to letters of credit or bankers' acceptances); and (ii) all obligations to pay the balance deferred and unpaid of the purchase price of any business, real property, other assets or interest therein, except any such balance that constitutes a trade payable arising in the ordinary course of business. "Indebtedness" does not include obligations under automobile leases or other operating leases.

     1.28  "Indemnitee" is defined in Sections 12.2 and 12.3.

     1.29  "Indemnitor" is defined in Sections 12.2 and 12.3.

     1.30  "Intangible Personal Property" is defined in Section 3.15.

     1.31  "J. Kramer" shall mean Jerry Kramer.

     1.32 "Knowledge" shall mean with respect to a party's awareness of the presence or absence of a fact, event, actual knowledge plus, if different, (b) the knowledge that will be obtained if such party conducted itself faithfully and exercised a sound discretion of the management of its own affairs.

     1.33 "Knowledge of Shareholders" means the knowledge of any or all of the Shareholders.

     1.34 "Kozlowski" shall mean Alan Kozlowski and Sandra Hay, jointly and severally.

     1.35 "Kramer" shall mean Jerry Kramer and Rena Kramer, jointly and severally.

     1.36 "Law" shall mean any law, common law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, permit, policy, guideline, settlement agreement or requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Authority.

     1.37  "Letter of Credit" is defined in Section 2.2(b)(iii).

     1.38 "Liabilities" shall mean all (a) obligations at any date which are or should be reflected and classified as liabilities on the balance sheet of POP, its Subsidiaries or Affiliates; (b) all contingent liabilities (including, without limitation, guarantees, endorsements or obligations to pay, assume or purchase liabilities or any obligation to purchase, sell or otherwise furnish assets, properties or services primarily for the purpose of enabling such other Person to make payment of such liabilities or of assuring the owner of such liabilities against loss with respect thereto); (c) amounts (calculated on an actuarial basis) that could be payable pursuant to any contract, or other plan or arrangement by which POP or its Subsidiaries or Affiliates are bound with respect to or affecting its employees, officers, directors, representatives or agents; (d) penalties, charges and assessments payable by POP or its Subsidiaries or Affiliates to any other Person, including penalties, charges or assessments that are triggered by virtue of the occurrence of a transaction or event; and (e) liabilities secured by any Lien affecting any assets or properties owned by POP or its Subsidiaries or Affiliates (whether or not any such liability has been assumed by POP or its Subsidiaries or Affiliates, and whether it arises under a conditional sale or other title retention agreement given as a security device).

     1.39 "Liens" shall mean all, with respect to any given property(ies), encumbrances, defects of title, deeds of trust, mortgages, security agreements, security interests, pledges, liens, conditional sales agreements, claims, restrictions, charges, options, purchase rights, voting trusts, leases, subleases, encroachments, covenants, easements and/or rights of third parties of every kind and character arising or existing by operation of law, by judicial decree or judgment or arbitral decision, by contract or otherwise, whether or not accrued or fixed, absolute or contingent, known or unknown, determined or determinable and whenever arising, including, but not limited to, those evidenced by contracts, agreements, leases, indentures, deeds of trust and security, conditional sale and other title retention agreements.

     1.40  "Loss" or "Losses" are defined in Section 12.2.

     1.41 "Material Adverse Change" or "Material Adverse Effect" shall mean, with respect to a party, a change or an effect (or circumstance involving a prospective effect) which would have a material adverse effect on the assets, liabilities (whether absolute, accrued, contingent or otherwise), condition (financial or otherwise), results of operations, business or prospects of such party.

     1.42  "Material Contract" is defined in Section 3.17.

     1.43  "Net Tax Differential" is defined in Section 7.2(b).

     1.44  "Net Tax Refund" is defined in Section 7.2(a).

     1.45  "Other Agreements" is defined in Section 3.5.

     1.46 "Person" shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization including, but not limited to, a Governmental Authority.

     1.47 "Personal Property" shall mean all machinery, equipment, vehicles, tools, furniture and other tangible personal property owned or leased by POP or its Subsidiaries or Affiliates.

     1.48 "Personal Property Leases" shall mean Personal Property lease agreements, as amended, to which POP or its Subsidiaries or Affiliates is a party (as lessor or lessee).

     1.49  "Pro Forma Financial Statements" is defined in Section 3.10.

     1.50  "Purchase Price" is defined in Section 2.2(a).

     1.51 "Real Property" shall mean real property, including tenant improvements and fixtures.

     1.52  "Refund Notice"  is defined in Section 7.1.

     1.53 "Regulated Substance" shall mean any chemical or substance subject to or regulated under any Environmental Law including, without limitation, any "pollutant or contaminant" or "hazardous substance," as those terms are defined in CERCLA, any "hazardous waste" as that term is defined in RCRA, and any other hazardous or toxic wastes, substances or materials, petroleum (including crude oil and refined and unrefined fractions thereof), polychlorinated biphenyls ("PCBs"), infectious waste, special waste, pesticides, fungicides, solvents, herbicides, flammables, explosives, asbestos and asbestos-containing material, and radioactive materials, whether injurious by themselves or in combination with other materials.

     1.54  "Related Party Leases" is defined in Section 3.14.

     1.55 "Required Consent" shall mean all consents required to be obtained by POP or its Subsidiaries or Affiliates or Shareholders to comply with or eliminate the exceptions to Sections 3.8 or 3.14 of the Agreement and includes the consent, if any, required by the Hart-Scott-Rodino Act.

     1.56 "Returns" shall mean all returns (including, without limitation, information returns) and other material information, reports and forms relating to Taxes.

     1.57  "SMF" shall mean Santa Monica Financial, a partnership.

     1.58 "Schedule" shall mean any schedule, and the term Schedule shall mean all schedules, attached hereto and incorporated herein.

     1.59  "Stock Ownership Representations and Warranties" are defined in
Section 3.

     1.60 "Subsidiary," with respect to a specified Person, shall mean a corporation or other legal entity which such person beneficially owns, controls or has the ability to control, directly or indirectly, (a) in excess of fifty percent (50%) of the stock, the holders of which are ordinarily and generally, in the absence of contingencies, entitled to vote for the election of a majority of the directors or (b) in excess of fifty percent (50%) of the aggregate total ownership thereof.

     1.61  "Tax Claims" are defined in Section 12.1.

     1.62 "Taxes" shall mean, with respect to any Person, (a) any net income, gross income, alternative or add-on minimum, business, gross receipts, sales, use, ad valorem, franchise, fuel, profits, license, withholding, payroll, employment, excise, severance, stamp, transfer, occupation, premium, property or windfall profit tax, custom duty or other tax, fee, assessment or charge of any kind or nature whatsoever, together with any interest and any penalty thereon or any other related addition to any such taxes, imposed by any Governmental Authority on such Person or with respect to the assets or operations of such Person, and (b) any liability of such Person for the payment of any amount of the type described in the immediately preceding clause (a) as a result of such Person's being a member of an affiliated or combined group.

     1.63  "Ten Moons" shall mean Ten Moons at POP, a partnership.

     1.64 "Transactions" shall mean, in respect of any party, all transactions set forth in or contemplated by this Agreement that involve, relate to or affect such party.

2.  Purchase and Sale of Shares
    ---------------------------

     2.1  Sale of Stock.  Subject to the terms and conditions herein, on the
          -------------
Closing Date, each Shareholder shall sell to 4MC and 4MC shall purchase from each Shareholder the Stock, free and clear of all Liens.

     2.2  Purchase Price and Payment for Stock
          ------------------------------------

          2.2(a)  Purchase Price.  The Purchase Price for the Stock shall be
                  --------------
Twenty-seven Million One Hundred Forty Thousand Dollars ($27,140,000) (the "Purchase Price"), allocable Twenty-six Million Nine Hundred Forty Thousand Dollars ($26,940,000) to the Stock and Two Hundred Thousand Dollars ($200,000) to the restrictive covenants hereafter contained.

          2.2(b)  Payment of Purchase Price.  The Purchase Price shall be paid
                  -------------------------
by 4MC as follows:

                  2.2(b)(i) Upon execution of this Agreement, 4MC shall pay to A. Kozlowski and J. Kramer by a joint cashiers check the sum of One Million Dollars ($1,000,000), subject to refund as provided in Section 7.1 hereof (the "Deposit").

                  2.2(b)(ii)   At the Closing, 4MC shall pay to the Shareholders
the aggregate sum of Twenty-three Million Dollars ($23,000,000) in cash payable in immediately available funds by wire transfer to an account designated by Shareholders at least two (2) business days prior to the Closing Date (the "Closing Cash Consideration"). The Closing Cash Consideration shall be paid to each Shareholder as set forth on Exhibit A attached hereto.

                  2.2(b)(iii) At the Closing, 4MC shall pay to Shareholders the aggregate sum of Two Million Dollars ($2,000,000) represented by a single promissory note in such amount payable to the Shareholders severally (the "Deferred Note") which shall be delivered to A. Kozlowski and J. Kramer for the benefit of Shareholders. The Deferred Note shall be secured by a letter of credit (the "Letter of Credit") which shall be deposited with the Escrow Agent pursuant to the provisions of Sections 8.3 and 12.8 hereof. The Deferred Note shall be in the form and substance of Exhibit B and the proceeds thereof shall be paid to or distributable to the Shareholders in accordance with the provisions of the Deferred Note, the Escrow Agreement attached hereto as Exhibit C and Section 12.8(e) hereof.

                  2.2(b)(iv) At the Closing, 4MC shall deliver to A. Kozlowski a promissory note in the principal amount of Eight Hundred Forty Thousand Dollars ($840,000) in the form and substance of Exhibit D attached hereto.

                  2.2(b)(v)   At the Closing, 4MC shall deliver to J. Kramer a
promissory note in the principal amount of Three Hundred Thousand Dollars ($300,000) in the form and substance of Exhibit E attached hereto.

                  2.2(b)(vi) 4MC shall pay Shareholders as additional consideration for the Stock an amount equal to the Net Tax Refund if, as and when received by POP, pursuant to the provisions of Section 7.2(a) hereof.

                  2.2(b)(vii) 4MC shall pay Shareholders as additional consideration for the Stock an amount equal to the Net Tax Differential, at the time, and pursuant to the provisions of Section 7.2(b) hereof.

3.  Representations and Warranties
    ------------------------------
    Except as provided in the Schedules attached hereto, and except for claims, events or facts which in the aggregate do not have a Material Adverse Effect, Kozlowski and Kramer jointly and severally represent and warrant as to each and all the following except for representations and warranties as to the ownership of Stock, as to personal capacity and authority, as to Liens with respect to Stock, and as to transfer and delivery of the Stock (collectively the "Stock Ownership Representations and Warranties"), and each Shareholder severally makes the Stock Ownership Representations and Warranties pertaining to his or her Stock, capacity and authority, as follows:

     3.1  Organization.  POP is a corporation duly organized, validly existing
          ------------
and in good standing under the laws of the state of California, has all the corporate power and authority to carry on its business as now being conducted and to own or lease and operate its properties and assets. It is not licensed or qualified as a foreign corporation in any other jurisdiction and it is not required to be so licensed or so qualified. All of the officers (and their respective titles) and directors of POP are set forth on Schedule 3.1. Each of such officers and directors has been duly elected or appointed and qualify in accordance with applicable law, Articles of Incorporation, Bylaws, agreements, arrangements or understandings relating thereto.

     3.2  Articles of Incorporation; Bylaws; Minutes.  Shareholders have
          ------------------------------------------
delivered to 4MC true and complete copies of the Articles of Incorporation, Bylaws and Minutes of the Board of Directors and Shareholders of POP and of Animation, as well as the Operating Agreement and all organizational documents of DVD Center.

     3.3  Capitalization.  The entire authorized capital stock of POP consists
          --------------
of five thousand (5,000) shares of common stock, of which 388.84 shares are issued and outstanding, and no shares are issued but not outstanding. The Stock has been validly issued and is fully paid and non-assessable. There are no outstanding options, warrants or other rights of any kind to acquire any additional shares of capital stock of POP or securities convertible or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares, nor is POP committed to issue any such option, warrant, right or security, nor are there any outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to POP, nor is POP committed to issue any such right.

     3.4  Ownership of Shares.  Each Shareholder is the lawful record and
          -------------------
beneficial owner of that number of shares of Stock set forth by such Shareholder on Exhibit A. The Stock is free and clear of all Liens. Upon delivery of the Stock hereunder, 4MC will acquire the beneficial and legal, valid and indefeasible title to such Stock, free and clear of all Liens. Ownership of the Stock will result in 4MC owning, directly or indirectly, one hundred percent (100%) of any interest of any Shareholder in the post production business worldwide.

     3.5  Due Execution and Authority.  Each Shareholder has full capacity,
          ---------------------------
power and authority to enter into this Agreement and all other agreements contemplated hereby to which any of them is or is to be a party at Closing (the "Other Agreements") and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of the Other Agreements will be when delivered at the Closing, duly executed and delivered by the applicable Shareholder who is a party thereto and this Agreement constitutes, and each of the Other Agreements when executed and delivered will constitute, a valid and binding obligation of the applicable Shareholder who is a party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by limitations upon the availability of equitable remedies.

     3.6  Subsidiaries and Affiliates.   POP is not affiliated with, and does
          ---------------------------
not own, directly or indirectly, any capital stock or other equity securities of any corporation or other entity or have any direct or indirect equity or ownership interest, including interests in partnerships, joint ventures or limited liability companies, in any business. Schedule 3.6 sets forth for Animation, which is POP's only Subsidiary, and for each Affiliate the following:

          3.6(a) its name and the jurisdiction of its incorporation or organization,
          3.6(b) the number of shares of authorized capital stock of each class of its capital stock, where applicable,

          3.6(c) the issued and outstanding shares of each class of its capital stock or a description of its membership, the names of the record holders thereof, and the number of shares or percentage interest held by each such record holder, and

          3.6(d) the names and addresses of its current officers, directors or managers.

     3.7  Organization of Subsidiaries and Affiliates.  Animation is a
          -------------------------------------------
corporation, DVD Center is a limited liability company, and Ten Moons and SMF are each partnerships, duly organized, validly existing and in good standing under the laws of the state of California; each has all corporate or partnership power and authority to carry on its business as now being conducted and to own and operate its properties and assets. None of them is licensed or qualified to do business as a foreign corporation, limited liability company or partnership in any other jurisdiction and none of them is required to be so licensed or so qualified. All of the issued and outstanding shares of capital stock of Animation have been duly authorized and are validly issued, fully paid and non-assessable. All of the membership interests in DVD Center or the partnership interests in Ten Moons or SMF are properly created, valid and existing. There are no options, warrants or other rights of any kind to acquire any additional shares of capital stock of Animation, membership interests in DVD Center, or partnership interests in Ten Moons or SMF, or securities convertible or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any additional shares or interests, nor is Animation, DVD Center, Ten Moons or SMF committed to issue any such option, warrant, right or security, nor are there any outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to Animation, DVD Center, Ten Moons or SMF, nor are any of them committed to issue any such rights. All current officers and directors of Animation, all current officers and managers of DVD Center and all current managing partners of Ten Moons and SMF have been duly elected or appointed and qualified in accordance with applicable law, their Articles of Incorporation, Operating Agreement, Bylaws or Partnership Agreements, and all applicable agreements, arrangements or understandings relating thereto. If any other Affiliates are set forth in Schedule 3.6, the representations and warranties contained in this Section 3.7 shall be applicable to them, as appropriate.

     3.8  No Violation.  Schedule 3.8 sets forth all consents necessary to
          ------------
consummate the transactions contemplated by this Agreement consistent with the representations and warranties contained in this Section 3.8 (the "Required Consents"). Neither the execution nor delivery of this Agreement or the Other Agreements, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, Governmental Authority or court to which any of the Shareholders, POP, Animation or Affiliate(s) is subject or any provision of the Articles of Incorporation, Bylaws, Operating Agreement or other operational documents of POP, Animation or Affiliate(s); or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under the Articles of Incorporation, Bylaws, Operating Agreement or other organizational documents of POP, Animation or Affiliate(s), or any agreement, contract, lease, license, instrument or other arrangement to which any Shareholder, POP, Animation or Affiliate(s) is a party or by which such Person is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). None of the Shareholders nor POP nor Animation nor Affiliate(s) is required to give any notice to, make any filing with or obtain any authorization, consent or approval of, any government or Governmental Authority in order for the parties to consummate the transactions contemplated by this Agreement or the Other Agreements except to the extent that a filing may be required under the provisions of the Hart-Scott-Rodino Act.

     3.9  Financial Statements.  Shareholders have previously delivered to 4MC
          --------------------
consolidated balance sheets and statements of operations, stockholders' equity and cash flows (and notes thereto) as of and for the fiscal years ended December 31, 1994 and December 31, 1995, consolidated balance sheets and statements of operations as of and for the fiscal year ended December 31, 1996 and the six (6) months ended June 30, 1997, and a consolidated statement of operations for the twelve (12) months ended July 31, 1997 (collectively, the "Financial Statements") for POP and Animation. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis (except as indicated in the notes thereto) throughout the periods covered thereby and present fairly the financial position of POP and Animation at the dates thereof and the results of their operations and the changes in their financial position for the periods then ended, subject, in the case of the December 31, 1996, June 30, 1997 and July 31, 1997 Financial Statements, to normal year-end adjustments, to any other adjustments described therein and to the absence of certain notes thereto. The books of account of POP and Animation are in all material respects in accordance with sound business practices and there have been no transactions that properly should have been set forth therein in accordance with GAAP that have not been accurately so set forth.

     3.10  Pro Forma Financial Statements.  Shareholders have previously
           ------------------------------
delivered to 4MC adjustments to the Financial Statements to reflect the financial position of POP and Animation at the dates thereof and the results of their operations for the periods then ended, as if the equipment leased by POP from Ten Moons at POP and from Santa Monica Financial, and treated by POP as operating leases had been leased directly by POP from the third party lessors and thereby had been direct capital leases. The Financial Statements, as so adjusted, are called the Pro Forma Financial Statements. The Pro Forma Financial Statements have been prepared in accordance with GAAP applied on a consistent basis (except as indicated in the notes thereto) throughout the periods covered thereby and present fairly the financial position of POP and Animation at the dates thereof and the results of their operations for the periods then ended, based upon the assumption that the foregoing third party leases were the direct capital leases of POP. Shareholders represent that, if such leases had been the direct leases of POP, they would properly have been treated as capital leases in accordance with GAAP.

     3.11  Absence of Certain Changes or Events.  Since December 31, 1996, there
           ------------------------------------
has not been (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of POP or any purchase by POP or Animation of any shares of capital stock of POP; (ii) any increase (other than increases in accordance with past custom and practice or in accordance with agreements in effect at December 31, 1996) in the compensation (including, without limitation, bonuses and compensatory options) payable or to become payable by POP or Animation to any of its shareholders or directors or to any of its officers or employees who received or were entitled to receive compensation during the fiscal year ended December 31, 1996 in excess of Seventy-five Thousand Dollars ($75,000); (iii) any payment by POP or Animation of, or agreement by POP or Animation to pay, any pension, retirement allowance or other employee benefit to any of its past or present shareholders, directors, officers or employees, except as required by previously existing plans, agreements or arrangements and in accordance with past custom and practice; (iv) any establishment by POP or Animation of any additional pension, profit sharing, bonus, incentive, deferred compensation, group insurance, retirement or other employee benefit plan, or of any employment or consulting agreement in excess of One Hundred Thousand Dollars ($100,000) with or for the benefit of any Person; (v) any sale, assignment or transfer of any of the property, assets or business of POP or Animation not in the ordinary course of business; (vi) cancellation of any of the Claims of POP or Animation in excess of One Hundred Thousand Dollars ($100,000) in the aggregate; (vii) any change or amendment to the Articles of Incorporation or Bylaws (or similar governing documents) of POP, Animation or Affiliate(s); (viii) any discharge or satisfaction of any lien or payment of any material obligation or liability (fixed or contingent) by POP or Animation not in the ordinary course of business; (ix) any mortgaging, pledging or subjecting to any lien of any assets or properties of POP or Animation not in the ordinary course of business; (x) any new investment of a capital nature by POP or Animation in any Person other than POP or Animation, either by purchase of stock or securities, contribution to capital, property transfer, purchase of property or assets or otherwise, not in the ordinary course of business or not reflected in the Financial Statements;
(xi) any waiver or release of any rights by POP or Animation not in the ordinary course of business; (xii) any new loan to, or any new transaction of any other nature with, any shareholder, director, officer or employee of POP or Animation in excess of One Hundred Thousand Dollars ($100,000) in the aggregate; (xiii) any entering into any written or oral contracts not in the ordinary course of business that extend beyond the first anniversary hereof or have obligations thereunder in excess of One Hundred Thousand Dollars ($100,000); (xiv) any transaction whether or not covered by the foregoing not in the ordinary course of business; or (xv) any commitment by POP or Animation to do any of the things specified in clauses (i) through (xiv) above, inclusive; or (xvi) any Material Adverse Change in the business, operations or condition (financial or other) of POP or Animation. Notwithstanding the foregoing, POP may provide for the employee bonuses described in Section 7.2(b) hereof.

     3.12  Absence of Undisclosed Liabilities.  To the Knowledge of each of the
           ----------------------------------
Shareholders, neither POP nor Animation has any obligation or Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) other than
(i) Liabilities reflected in the Financial Statements, including the notes thereto, and (ii) Liabilities and obligations which have arisen subsequent to the Financial Statements in the ordinary course of business.

     3.13  Broker's Fees.  Neither any of the Shareholders, POP, Animation or
           -------------
Affiliate(s) has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transaction.

     3.14  Assets.  Except for assets and properties which are subject to
           ------
Licenses, as set forth on Schedule 3.15, POP or Animation has good and marketable title to all of the assets and properties which they purport to own as reflected on the Interim Financial Statements, or thereafter acquired. POP or Animation has a valid leasehold interest in all material properties of which it is the lessee including the Personal Property Leases set forth on Schedule
3.14 which constitute all of the leases (operating or capital) to which POP or Animation is a party, including but not limited to leases from Ten Moons at POP and Santa Monica Financial (the "Related Party Leases"). Each such lease is legal, valid, binding, enforceable and in full force and effect in accordance with its terms. Neither POP nor Animation has received notice of any breach or default on the part of either of them with respect to such leases or has breached any such leases. To the Knowledge of any Shareholder there are no defaults or events or circumstances which, with the giving of notice, lapse of time, or both, would constitute a default or breach thereunder. No material portion of the assets of POP or Animation is subject to any Lien except as set forth in Schedule 3.14. No material portion of the assets of POP or Animation is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor nor, to the Knowledge of any Shareholder, has any such condemnation expropriation or taking been proposed. None of the material assets of POP or Animation are subject to any restriction which would prevent continuation of the use currently made thereof or materially adversely affect the value thereof. POP or Animation are, and on the Closing Date will be, the rightful and lawful owner, licensee or lessee of all significant items of Personal Property used by POP or Animation in the conduct of its business. All of the Personal Property located at the business premises of POP or Animation is owned or leased by POP or Animation and is not owned or leased by any other Person.

     3.15  Intangible Personal Property.
           ----------------------------

           3.15(a) Schedule 3.15 sets forth (i) a complete and correct list of each patent and patent application and each copyright, copyright application, trademark, trademark application, service mark, service mark application (in any such case, whether registered or to be registered in the United States of America or elsewhere), process, invention, trade secret, trade name, computer program, formula and customer list (collectively, the "Intangible Personal Property") of POP or Animation, and (ii) a complete and correct list of all material licenses or similar agreements ("Licenses") to which POP or Animation is a party either as a licensee or licensor for each such item of Intangible Personal Property.

           3.15(b) There are no pending actions or other judicial or adversary proceedings involving POP or Animation concerning any item of Intangible Personal Property and, to the Knowledge of any Shareholder, no such action or proceeding is threatened and no claim or other demand has been made or threatened by any person relating to any item of Intangible Personal Property;

           3.15(c) POP or Animation have the right and authority to use each item of Intangible Personal Property in connection with the conduct of its businesses in the manner presently conducted and to convey such right and authority, and such use does not conflict with, infringe upon or violate any patent, trademark, copyright or registration of any other person or entity;

           3.15(d) There are no outstanding or, to the Knowledge of any Shareholder, threatened disputes or disagreements with respect to any Licenses; and 3.15(e) The conduct by POP and Animation of their business does not conflict with the valid patents, trademarks, trade secrets, trade names or copyrights of others.

     3.16  Real Property.  Neither POP nor Animation owns any Real Property,
           -------------
except for leasehold improvements upon the real property leased to POP or Animation. Schedule 3.16 lists all real property leased or subleased to or by POP or Animation. Shareholders have delivered to 4MC true, complete and correct copies of all such leases and subleases of real property. Each such lease and sublease is legal, valid, binding, enforceable and in full force and effect in accordance with its terms. Neither POP nor Animation has received notice of any breach or default on the part of either of them with respect to such leases and subleases or has breached any such lease or sublease and, to the Knowledge of any Shareholder, there are no defaults or events or circumstances which, with the giving of notice, lapse of time, or both, would constitute a default or breach thereunder.

     3.17  Contracts.  Schedule 3.17 consists of a true and complete list of all
           ---------
Contracts to which POP or Animation is a party or by which it is bound except for contracts covered by Section 3.25: (A) relating to the provision of post production services; and (B) all other Contracts except those
(i) requiring payments or receipts less than Fifty Thousand Dollars ($50,000) per year, and (ii) made in the ordinary course of business or terminable by POP or Animation on notice of thirty (30) days or less without penalty or POP or Animation being liable for damages. All such contracts are herein referred to as "Material Contracts."

     To the Knowledge of Shareholders, all of the Material Contracts are legal, valid, binding, in full force and effect and enforceable in accordance with their terms. Neither POP nor Animation nor, to the Knowledge of Shareholders, any other party to any Material Contract has breached any material provision of, and no event has occurred which, with the lapse of time or action by a third party, could result in a material default under the terms thereof.

     3.18  Litigation.  Except as set forth on Schedule 3.18, there is no claim,
           ----------
action, proceeding or, to the Knowledge of Shareholders, investigation pending against or affecting POP or Animation before any court, arbitrator or Governmental Authority. To the Knowledge of Shareholders there is no claim, action proceeding or investigation threatened against or threat which would affect POP or Animation before or by any court, arbitrator or Governmental Authority which could have a material adverse effect on POP or Animation, nor is there any basis for any such claim, action, proceeding or investigation. There are no decrees, injunctions or orders of any court, Governmental Authority or arbitration outstanding against POP or Animation and, with respect to any action or claim covered by insurance, POP or Animation have complied with all requirements of any such policy which are conditions to the defense and continued defense of such claim or action.

     3.19  Tax Matters.
           -----------

           3.19(a) POP and Animation have duly prepared and timely filed all Returns required to be filed by either of them and have paid all Taxes required to be paid by either of them in connection with the periods covered by such Returns. Adequate provision has been made on the books and records of POP and Animation and in the Financial Statements for all Taxes required to be paid but not yet paid or otherwise assessed or assessable against them or payable with respect to their business or assets, through the date hereof.

           3.19(b) None of the Returns of POP or Animation have been audited or currently is the subject of an audit. POP has made available to 4MC a true, complete and correct copy of POP's most recently filed annual and other periodic Returns for it and Animation.

           3.19(c) Neither POP nor Animation has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

           3.19(d)  There are no tax liens upon the assets of POP or Animation.

           3.19(e) To the Knowledge of Shareholders, there is no valid basis for any assessment, deficiency notice, 30-day letter or similar intention to assess any Tax to be issued to POP or Animation by any Governmental Authority.

           3.19(f) Neither POP nor Animation is a party to any Tax allocation or sharing agreement.

           3.19(g) Neither POP nor Animation have been a member of an Affiliated Group filing a consolidated United States federal income Tax Return.

     3.20  Compliance With Laws.  To the Knowledge of Shareholders, POP and
           --------------------
Animation have complied and each is complying in all material respects with all Laws applicable to the operation of their business in all jurisdictions where their business is conducted or to which they are subject, including, without limitation, all applicable federal and state securities laws, communications laws, civil rights and equal opportunity employment laws and regulations, and all antitrust, anti-monopoly and fair trade practice laws. Without limiting the foregoing, no notice from any Governmental Authority has been received by POP or Animation claiming any violation of any Law or requiring any work, construction or expenditure. To the Knowledge of any Shareholder, no Person has asserted that POP or Animation is in violation in material respect of any such Laws.

     3.21  Government Licenses and Permits.  POP and Animation are duly licensed
           -------------------------------
with all Governmental Licenses and Permits required by applicable law for the purpose of conducting their business or owning their properties or both, in each jurisdiction in which they do business or own property or in which such Governmental Licenses and Permits are otherwise required except where the failure to be so qualified or authorized would not in the aggregate have a material adverse effect on the assets, liabilities (whether absolute, contingent or otherwise), results of operations, business or prospects of POP or Animation. POP and Animation are in compliance in all material respects with all Governmental Licenses and Permits. Schedule 3.21 sets forth a list of all such

Governmental Licenses and Permits and the expiration dates thereof. There are no proceedings pending or, to the Knowledge of any Shareholder, threatened to revoke or terminate any such Governmental Licenses and Permits.

     3.22  Environmental Matters.
           ---------------------

           3.22(a) POP and Animation have obtained all Environmental Permits required for the proper management and operation of their business and all such Environmental Permits are in good standing, and POP and Animation are in compliance with the terms and conditions of such Environmental Permits;

           3.22(b) To the Knowledge of Shareholders, POP and Animation are each in all material respects in full compliance with all Environmental Laws;

           3.22(c) To the Knowledge of Shareholders, no portion of any premises leased by POP or Animation or any other property previously owned or leased by POP or Animation has been designated, listed or identified in any manner by the EPA or any other Governmental Authority or under and pursuant to any Environmental Law as a hazardous waste or hazardous substance disposal or removal site, Superfund or clean-up site; or candidate for clean-up, investigation, removal or closure pursuant to any Environmental Law;

           3.22(d) To the Knowledge of Shareholders, POP or Animation have not received at any time prior to the date hereof a summons, citation, notice, directive, letter or other communication, written or oral, from the EPA or any other Governmental Authority, authorized pursuant to an Environmental Law, concerning any intentional or unintentional action or omission by POP or Animation constituting a violation or potential violation of any Environmental Law including, without limitation, violations relating to the releasing, spilling, leaking, pumping, pouring, emitting, emptying, dumping or otherwise disposing of any Regulated Substance into the environment resulting in damage thereto or to the wildlife, biota and other natural resources; and

           3.22(e) POP or Animation have not received at any time prior to the date hereof any summons, citation, notice, directive, letter or other communication, written or oral, of any potential claim or liability under any Environmental Law including, without limitation, any notification as a potentially responsible party with respect to any Superfund or other clean-up site.

     3.23  Insurance.  POP and Animation are covered by insurance policies, or
           ---------
renewals thereof, as identified and described in Schedule 3.23 which set forth the carrier, premium, coverage, deductible amount and expiration date. There is no liability under any insurance policy in the nature of a retroactive rate adjustment or loss sharing or similar arrangement. Schedule 3.23 is a complete and correct list of all insurance with respect to which the policy period has expired, but for which certain of the coverage years are still subject to audit or retrospective adjustment by the carrier, and accurately sets forth such coverage years and the coverages, deductible amounts, carriers and expiration dates thereof. There are no outstanding requirements of recommendations by any insurance company that issued any policy of insurance to POP or Animation or by any Board of Fire Underwriters or other similar body exercising similar functions or by any Governmental Authority exercising similar functions that require or recommend any changes in the conduct of the business of POP or Animation or any action to be undertaken with respect to any of their assets.
No notice or other communication has been received by POP or Animation from any insurance company within the two (2) years preceding the date hereof cancelling or materially amending or materially increasing the annual or other premiums payable under any of its insurance policies and, to the Knowledge of Shareholders, no such cancellation, amendment or increase of premiums is threatened. To the Knowledge of Shareholders, such policies are sufficient for compliance with (i) all requirements of Law and (ii) all Contracts to which POP or Animation is a party. Neither POP nor Animation have been refused any insurance with respect to their assets or operations, and their coverage has not been limited by any insurance carrier to which they have applied for any such insurance or with which they have carried insurance, during the last three (3) years. There are no pending or threatened claims under any insurance policy.

     3.24  Condition of Assets.  The equipment, fixtures and other tangible
           -------------------
property of POP and Animation are free and clear of all Liens (other than landlord's liens under presently existing leases), and, to the Knowledge of Shareholders, are in good operating condition and repair (ordinary wear and tear excepted) for the conduct of its business as presently being conducted.

     3.25  Labor and Employment Agreements.
           -------------------------------

           3.25(a) Schedule 3.25 sets forth a complete and correct list of the following, whether written or oral:

                    3.25(a)(i) each collective bargaining agreement, if any, and other labor or employment agreement, if any, to which POP or Animation is a party or by which either one is bound;

                    3.25(a)(ii)   each profit sharing, deferred compensation,
bonus, severance, pension, change of control, retainer, consulting, retirement, health, welfare or incentive plan or agreement to which POP or Animation is a party or by which either one is or may be bound;

                    3.25(a)(iii) each plan or agreement under which "fringe benefits" (including, without limitation, vacation plans or programs, sick leave plans or programs, dental or medical plans or programs and related or similar benefits) are afforded to employees of POP or Animation;

                    3.25(a)(iv)   each informal arrangement or understanding for
the payment of post-retirement benefits; and

                    3.25(a)(v)    the name and the terms of employment or
engagement of each employee or agent of or consultant to POP or Animation who since January 1, 1996 was or is being paid Seventy-five Thousand Dollars ($75,000) or more per year or Six Thousand Dollars ($6,000) or more per month.

           3.25(b) No organization effort, and no sex discrimination, racial discrimination, age discrimination or other employment-related allegation, claim, suit or proceeding, has been made or is pending with respect to the employees of POP or Animation and to the Knowledge of any Shareholder, no such effort, allegation, claim, suit or proceeding has been made, raised or brought prior to the date of this Agreement and, to the Knowledge of any Shareholder, there is no basis for any such claim.

           3.25(c) All reasonably anticipated material obligations of POP or Animation, whether arising by operation of law, contract, past custom or otherwise, for unemployment compensation benefits, pension benefits, advances, salaries, bonuses, vacation and holiday pay, sick leave and other forms of compensation payable to the employees or agents of POP or Animation in respect of the services rendered by any of them on or prior to the date of the Financial Statements or the Interim Financial Statements, respectively, have been paid or adequate accruals therefor have been made in the consolidated books and records of POP or Animation and in the Financial Statements or the Interim Financial Statements, as the case may be. All such material obligations in respect of services rendered on or prior to the date hereof have been paid as of the date hereof or adequate accruals therefor have been made. All accrued material obligations of POP or Animation applicable to its employees, whether arising by operation of Law, Contract, past custom or otherwise, for payments to trusts or other funds or to any Governmental Authority with respect to unemployment compensation benefits, social security benefits or any other benefits for employees, with respect to employment of said employees through the date of the Financial Statements or the Interim Financial Statements, respectively, have been paid or adequate accruals therefor have been made on the consolidated books and records of POP or Animation and in the Financial Statements or the Interim Financial Statements, as the case may be. All such material obligations with respect to employment of employees through the date hereof, have been paid as of the date hereof or adequate accruals therefor have been made.

           3.25(d) To the Knowledge of Shareholders, all employees of POP or Animation are "at will" employees.

     3.26  Employee Benefit Plans; ERISA.  Schedule 3.26 lists each Employee
           -----------------------------
Benefit Plan that POP or Animation maintains or to which POP or Animation contributes. No such Employee Benefit Plan is a Multiemployer Plan.

           3.26(a) To the Knowledge of Shareholders, each such Employee Benefit Plan (and each related trust, insurance contract or fund) complies in form and in operation in all respects with the applicable requirements of ERISA and the Code.

           3.26(b) All contributions (including all employer contributions and employee salary reduction contributions) which are due have bee paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan.

           3.26(c) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan (if any) intended to meet the requirements of Code Section 401(a) has received a determination letter from the Internal Revenue Service to the effect that it meets such requirements.

           3.26(d) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan is a defined contribution plan.

           3.26(e) With respect to each such Employee Benefit Plan covering United States employees, to the extent applicable, POP or Animation has delivered to 4MC true, complete and correct copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue

Service, the most recent Form 5500 Annual Report and all related trust agreements, insurance contracts and other funding agreements which implement such Employee Benefit Plan.

           3.26(f) To the Knowledge of Shareholders, neither POP nor Animation nor any fiduciary (as described in Section 3(21)(A) of ERISA) of any such Employee Benefit Plan has engaged in any transaction that is a violation of any provision of ERISA, the Code or other applicable law which could subject POP or Animation or any such fiduciary to any tax, penalty or liability under any provision of ERISA or the Code.

     3.27  Business Locations.  POP or Animation do not own or lease any Real or
           ------------------
Personal Property in any state or country other than California. POP or Animation have no executive offices or places of business except as otherwise set forth on Schedule 3.27.

     3.28  Accounts Receivable.  All accounts receivable reflected on the
           -------------------
balance sheet as of June 30, 1997 included in the Interim Financial Statements and all accounts receivable which have arisen since the date of such statements arose from bona fide transactions in the ordinary course of business with unaffiliated third parties and otherwise represent valid receivables in accordance with GAAP. To the Knowledge of Shareholders, no such account receivable is subject to any right of set-off.

     3.29  No Omissions or Untrue Statements.  To the Knowledge of Shareholders,
           ---------------------------------
no representation or warranty made by Shareholders to 4MC in this Agreement, in the Schedules or in any certificate required to be delivered to 4MC pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading as of the date hereof and as of the Closing Date.

4.   Representations and Warranties of 4MC.
     -------------------------------------
     4MC represents, warrants to and agrees with Shareholders as follows:

     4.1  Organization.  4MC is a corporation duly organized, validly existing
          ------------
and in good standing under the laws of the state of Delaware. 4MC has the corporate power and authority to own and lease its properties and to carry on its business as now being conducted.

     4.2  Due Execution and Authority.  This Agreement is duly authorized,
          ---------------------------
executed and delivered by 4MC and is a valid and legally binding agreement of 4MC enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by limitations upon the availability of equitable remedies.

     4.3  No Violation.  Neither the execution and delivery of this Agreement by
          ------------
4MC, nor the performance by 4MC of its obligations hereunder, constitutes or will constitute a breach or violation of, or result in a default under, any law, rule or regulation, or any order, ruling, decree, judgment, stipulation, mortgage, indenture, loan, agreement or other agreement or instrument to which 4MC is a party, by which it is bound or to which any of its property is subject or of the Certificate of Incorporation or Bylaws of 4MC.

5.  Covenants and Agreements of Shareholders
    ----------------------------------------

     5.1  Conduct of Business.  Shareholders covenant and agree that between the
          -------------------
date hereof and the Closing Date and except as otherwise contemplated or permitted by this Agreement or as consented to by 4MC in writing:

          5.1(a) The business of POP and Animation shall be conducted in the ordinary and regular course.

          5.1(b) POP and Animation will use their Best Efforts to preserve intact their business organizations, the services of their present employees and the good will of their suppliers, customers and others having business relations with them.

          5.1(c) POP's and Animation's material assets and material properties will be in as good condition and repair on the Closing as they are at the date hereof, subject only to ordinary wear; provided, however, that the provisions of
Section 11.2 shall apply to casualty losses and damages.

          5.1(d) POP or Animation shall not do any of the things specified in clauses (i) through (xv), inclusive, of Section 3.11 above; provided, however, that POP or Animation may hire additional employees in the ordinary course of business.

          5.1(e) POP or Animation will use their Best Efforts not to materially default under, or become materially in breach of, any term or provision of, or suffer or permit to exist any condition or event which, after notice or lapse of time or both, would constitute a material default under any contract, agreement, lease, license, commitment, instrument or obligation.

          5.1(f) Ten Moons and SMF will comply with each and all of the provisions of Sections 5.1(a) through 5.1(e), to the extent applicable, unless and until the Related Party Leases and the equipment subject to the Related Party Leases have been transferred to POP.

     5.2  Subsequent Events.
          -----------------

          5.2(a) Between the date of this Agreement and the Closing Date, Shareholders shall not directly or indirectly enter into, or allow POP or Animation to enter into, any transaction or take any action which would result in any of the representations and warranties of Shareholders not being materially true and correct at and as of (i) the time immediately following the occurrence of such transaction or event, or (ii) the Closing Date. In addition, Shareholders shall use their Best Efforts not to permit or suffer, by action or inaction, an event to occur which would result in any of their representations and warranties not being materially true and correct at and as of the times specified in clauses (i) and (ii) above. Shareholders shall affirmatively use their Best Efforts to operate the business of POP and Animation so that such representations and warranties shall be true and correct at Closing. Shareholders shall promptly give written notice to 4MC upon becoming aware of
(a) any event, fact or circumstance which, if known on the date hereof, would have been required to be set forth or disclosed pursuant to this Agreement, and
(b) any fact, event or circumstance which constitutes an impending or threatened rendering of any of the representations and warranties contained in this Agreement not being true and correct as of the times specified in clauses (i) and (ii) above.

          5.2(b) In the event Shareholders comply with their obligations pursuant to Section 5.2(a) and in the event the representations and warranties were materially accurate when made, although 4MC would have the right to terminate this Agreement if subsequent events, facts or circumstances rendered any representations and warranties materially untrue at a later date, Shareholders would not be liable to 4MC for any damages or claims arising out of such event, fact or circumstance. Notwithstanding the foregoing, nothing herein contained otherwise limits any liability of Shareholders arising out of or in connection with any breaches of or under this Agreement.

     5.3  Access by 4MC.  Shareholders covenant that between the date hereof and
          -------------
the Closing Date, POP, Animation and Affiliate(s) shall afford to 4MC and to 4MC's counsel, accountants and other representatives full access, during normal business hours upon reasonable advance notice, throughout such period, (i) to all of the books, contracts and records of POP, Animation and Affiliates and shall furnish 4MC during such period with all information concerning POP, Animation and Affiliates that 4MC may reasonably request and (ii) to the properties of POP, Animation and Affiliates in order to conduct inspections at 4MC's expense to determine that POP, Animation and Affiliates are operating in material compliance with all applicable federal, state and local and foreign statutes, rules and regulations, and that POP and the assets of Animation and Affiliates are substantially in the condition and of the capacities represented and warranted in this Agreement. Any such investigation or inspection by 4MC shall not be deemed a waiver of, or otherwise limit, the representations, warranties and covenants contained herein. The investigations and inspections will be conducted (i) so as not to unreasonably interfere with the conduct of the business of POP, Animation and Affiliates, and (ii) using reasonable efforts to maintain the confidentiality of this Agreement and the Transactions. The parties and their employees, consultants, agents and others exposed to such information will hold any such information which is nonpublic in strict confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party or is required to be disclosed pursuant to applicable law. In the event that this Agreement is terminated in accordance with its terms, each party shall promptly return all nonpublic documents provided by any other party and any copies, extracts or other reproductions in whole or in part of such documents. In addition, in the event of such termination, all documents, memoranda, notes and other writing whatsoever prepared by each party based on the information in such material shall be destroyed (and each party shall use its best efforts to cause its advisors and their representatives to similarly destroy their respective documents, memoranda and notes), and such destruction (and best efforts) shall be certified in writing to the other party by an authorized officer supervising such destruction; provided, however, that, with the exception of privileged information, at the direction of the other party, such material shall be delivered to the other party.

     5.4  Related Party Leases.  Shareholders agree that they will use their
          --------------------
Best Efforts to cause the interest of Ten Moons and SMF in the Related Party Leases to be transferred and assigned to POP prior to Closing, with the consent of the third party lessors. 4MC shall cooperate in seeking such consent. The representations and warranties contained in Section 3.14 shall thereupon apply to such Related Party Leases and the Personal Property subject to such leases. Such consents will be Required Consents hereunder.

6.  Covenants Not to Compete
    ------------------------

     6.1  Covenants.  Shareholders jointly and severally covenant that:
          ---------

          6.1(a) From and after the Closing Date, they will not reveal, divulge or make known to any person, firm or corporation (other than 4MC) any trade secrets or confidential information relating to the business of POP, Animation or Affiliate(s). As used herein, "Confidential Information" shall mean any and all business or financial information, financial statements, cost and expense information, employment contracts, pricing and discount information, production data, trade secrets, secret or proprietary processes and formulae, technology, marketing and customer data (including but not limited to identity of customers and customer lists), and such other information as may be supplied, delivered or disclosed, now, previously or hereafter, by 4MC, POP, Animation or Affiliate(s) that has not been previously disclosed to the public and is not ascertainable from public or published information or trade sources.

          6.1(b) For so long as 4MC, its parent, subsidiary, affiliate or related company or the successor(s) or assign(s) to any of them is engaged in the business in which POP Animation or Affiliate(s) are now engaged, or for five
(5) years from Closing, whichever is shorter, Shareholders shall not, directly or indirectly, for themselves or as agents of or on behalf of or in conjunction with any person, corporation or other entity, or as partners of any partnership, or as shareholders or members of any corporation or other entity, compete with 4MC, POP, Animation or DVD Center, or with any parent, subsidiary, affiliate or related company of 4MC, or with any successor of 4MC (collectively, the "4MC Group"), or engage in any aspect of such business, nor will they permit any person or entity in which they are financially interested or have assisted financially, or which the are owners or agents, so to compete or so to engage in such business. The applicable business for purposes of this Section shall mean the business presently operated by POP, by Animation or by DVD Center, including any extensions thereof implemented by the 4MC Group to the extent that any such extensions are within the post production business as that term is commonly understood in the entertainment industry. The provisions of this Section 6.1(b) shall not apply to James Fancher. Notwithstanding the foregoing, Shareholders may make solely passive investments in any such applicable or competing business which is publicly held and of which any Shareholder shall not own or control, directly or indirectly, in the aggregate securities which constitute more than two percent (2%) of the voting rights or equity ownership of such publicly held business.

     6.2  Remedies.  Shareholders agree that the remedy at law for any breach or
          --------
threatened breach of the covenants set forth in this Section 6 will be inadequate and that any breach or attempted breach would cause such immediate and permanent damage as would be irreparable and the exact amount of which would be impossible to ascertain and, therefore, they agree and consent that in the event of any breach or threatened breach of any of said covenants by them, in addition to any and all other legal and equitable remedies which may be available, 4MC and any successor or assign may obtain preliminary or permanent injunctive relief without the necessity of proving actual damage by reason of such breach and, to the extent permissible under the applicable statutes and rules of procedure, a temporary restraining order may be granted immediately on commencement of any such suit and without notice.

     6.3  Severability.  Each and every covenant, provision, term and clause
          ------------
contained in this Section 6 is severable from the others and each such covenant, provision, term and clause shall be valid and effective notwithstanding the invalidity or unenforceability of any other such covenant, provision, term or clause. The parties expressly agree that the court or arbitrator shall modify any such unenforceable or invalid provision in a manner that will preserve the intent of this Section 6 to the greatest extent possible.

7.  Additional Agreements
    ---------------------

     7.1  Deposit.  Upon execution of this Agreement, 4MC shall deliver the
          -------
Deposit to Kozlowski and Kramer. The Deposit shall be treated as a credit against the Purchase Price and shall be non-refundable unless the Transactions fail to close (i) because the representations and warranties made by the Shareholders contained in this Agreement were, as of the date of this Agreement, either (A) intentionally incorrect, or (B) were unintentionally incorrect and as a consequence, result in a Material Adverse Effect; (ii) because Coopers & Lybrand LLC, 4MC's independent certified public accountants, is unable within sixty (60) days from the date of this Agreement (or such additional time not later than January 31, 1998 as Shareholders may grant) to complete its audit of POP and Animation for such period(s) as may be required by the Securities Act and the rules promulgated by the SEC for inclusion within reports required to be filed by 4MC, to deliver audited financial statements which do not materially differ from the Financial Statements, and to deliver an unconditional opinion with respect to such audited financial statements; (iii) because Coopers & Lybrand LLC is unable within sixty (60) days from the date of this Agreement (or such additional time not later than January 31, 1998 as Shareholders may grant) to advise 4MC that, based upon its review of the Pro Forma Financial Statements, it is of the opinion that the representations and warranties set forth in Section 3.10 are substantially true and correct; (iv) because POP or Animation has failed to comply with the provisions of Section 5.1(a) through 5.1(e) hereof, which failure is either intentional or in the aggregate has a Material Adverse Effect; (v) because the aggregate Indebtedness of POP, Animation, Ten Moons and SMF, as well as any Indebtedness guaranteed by POP or Animation, at the date scheduled for Closing exceeds Seventeen Million Dollars ($17,000,000), unless Shareholders agree to reduce the Purchase Price by an amount equal to any such excess; or (vi) because Shareholders are unable at the date scheduled for Closing to deliver any of the items required by Section
8.2. Upon the occurrence of any of the foregoing events which provide for a refund of the Deposit, if such event is curable, 4MC may give a notice of such event to Shareholders, who shall have ten (10) business days to cure such event. If Shareholders have not so cured such event within such period of time, or if such event is not curable, then 4MC may give a notice (the "Refund Notice") to Kozlowski and Kramer requesting repayment of the Deposit. The Refund Notice shall constitute an election by 4MC to terminate this Agreement. In the event of such Refund Notice, Kozlowski and Kramer will immediately refund to 4MC an amount equal to the Deposit together with interest thereon from the first business day after the Deposit at the yield for three-month U.S. Treasury Bills at such date.

     7.2  Additional Consideration.
          ------------------------

          7.2(a)  Net Tax Refund.  Shareholders have advised 4MC that certain
                  --------------
deductions associated with leasehold improvements located at 625 Arizona Avenue, Santa Monica, California to which POP is entitled, were not appropriately classified on POP's Returns for prior year(s). POP intends to file such amended Returns on or before December 31, 1997 in order to obtain refunds of state and federal income taxes attributable to such deductions. In the event that POP receives such refunds, 4MC shall pay to the Shareholders as additional consideration for the purchase of the Stock an amount equal to such refund less any cost incurred by 4MC or POP in obtaining such refund (the "Net Tax Refund"). Such additional consideration shall be paid within ten (10) business days after receipt of such refund by POP.

          7.2(b)  Net Tax Differential.  Shareholders have advised 4MC that POP
                  --------------------
intends to pay certain employees bonuses aggregating One Million Dollars ($1,000,000), to be accrued effective December 31, 1997 and to be paid prior to March 15, 1998. 4MC shall pay as additional consideration for the purchase of the Stock an amount equal to the difference between (i) the federal and state income taxes actually payable by POP for its year ending December 31, 1997, after deduction of such $1 million bonus, and (ii) the amount of federal and state income taxes that would have been payable based upon the same tax returns without the deduction of said $1 million (the "Net Tax Differential"). The tax returns of POP for such calendar year and the pro forma tax returns for the purpose of calculating the amount in clause (ii) above shall be subject to the approval of Coopers & Lybrand LLC or such other accounting firm then regularly employed by 4MC as its independent public accountants. No benefit from loss carrybacks shall be considered in determining such Net Tax Differential. 4MC shall pay such additional consideration to the Shareholders within ten (10) business days after the state and federal income tax returns for POP's year ending December 31, 1997 have been filed. 4MC agrees to use its Best Efforts to cause such tax returns to be filed on a timely basis within appropriate available extension periods. In the event of a challenge by the Internal Revenue Service or the Franchise Tax Board of the aforesaid Returns as it pertains to such One Million Dollar ($1,000,000) bonus, an amount equal to any reduction in the Net Tax Differential as recalculated taking into account the results of any such challenge shall immediately be repaid to 4MC by Shareholders. Kozlowski and Kramer shall be jointly and severally responsible for payment of the entire reduction and each other Shareholder shall be severally liable for payment of his or her share of the reduction. In addition to 4MC's rights to proceed against the Shareholders, such reduction shall be considered a Loss from a Tax Claim for purposes of the provision of Article 12 hereof and 4MC shall be entitled to invoke the indemnity provisions of such Article 12, without regard to the limitations of Section 12.6.

     7.3  Stock Options.  At Closing, 4MC shall issue to existing POP or
          -------------
Animation employees options to purchase seventy-five thousand (75,000) shares of the Common Stock of 4MC pursuant to 4MC's 1997 Stock Option Plan. Such options will be issued at an exercise price equal to the average of the closing bid and asked prices for 4MC Common Stock on the Friday immediately preceding the Closing and shall vest one-third annually, commencing on the first anniversary of the Closing. The terms and conditions of such options shall be set forth in stock option agreements in the form customarily utilized by 4MC for the grant of options to its employees. Prior to Closing, A. Kozlowski and Robert T. Walston shall jointly recommend to the 4MC Stock Option Committee the appropriate allocation of such options among existing POP and Animation employees.

     7.4  Shareholder Guarantees.  4MC agrees that it shall use its Best Efforts
          ----------------------
to remove Shareholders from any guarantees (i) of obligations or Indebtedness of POP or Animation to unrelated third parties, and (ii) of Ten Moons' or SMF's obligations to third party lessors with respect to the Related Party Leases.
4MC shall defend, indemnify and hold harmless each Shareholder from and against any and all losses, costs, liabilities, damages and expenses (including reasonable legal fees, expert fees and other expenses incident thereto) of every kind, nature and description that result from or arise out of any claim upon or liability under any such guarantee.

     7.5  Cooperation; Best Efforts.  Subject to the terms and conditions of
          -------------------------
this Agreement, each of the parties hereto shall use his or its best efforts to take, or cause to be taken, all actions to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including providing information and using reasonable efforts necessary or appropriate to obtain waivers, consents and approvals to this Agreement and the transactions contemplated hereby, to effect all necessary registrations and filings, including filings under the Hart-Scott-Rodino Act, and to lift any injunctions or other legal bar to the transactions contemplated hereby (and, in each case, to proceed with the transactions as expeditiously as possible). Without limiting the generality of the foregoing, (i) Shareholders shall use their best efforts to cause this Indebtedness of POP, Animation, Ten Moons and SMF (including guarantees by any of them of Indebtedness of others) at the date scheduled for Closing not to exceed Seventeen Million Dollars ($17,000,000), and
(ii) 4MC will use its best efforts to cause Coopers & Lybrand LLC to complete in a timely manner the audit and review contemplated by Sections 7.1(ii) and (iii).

8.  Closing
    -------

     8.1  Closing Date.  The closing of the transactions covered by this
          ------------
Agreement shall occur on January 9, 1998 at the offices of Greenberg Glusker Fields Claman & Machtinger LLP, 1900 Avenue of the Stars, Suite 2200, Los Angeles, California 90067 or at such other time and place as the parties may agree (the "Closing Date"). 4MC may accelerate the Closing, but not earlier than January 2, 1998, or may defer the Closing, but not later than January 31, 1998. The Purchase Price shall be decreased by Four Thousand Two Hundred Seventy-four Dollars ($4,274) for each day prior to January 9, 1998 at which the Closing occurs. The Purchase Price shall be increased Four Thousand Two Hundred Seventy-four Dollars ($4,274) for each day after January 9, 1998 at which the Closing occurs, until January 31, 1998. Thereafter, the Purchase Price shall be increased Five Thousand Five Hundred Eighty-nine Dollars ($5,589) for each day after January 31, 1998 at which the Closing occurs. 4MC may extend the Closing Date to February 28, 1998 (the "Extended Closing Date") by delivering to Shareholders on or before January 31, 1998 a cashier's check in the amount of Five Hundred Thousand Dollars ($500,000) payable jointly to A. Kozlowski and J. Kramer, together with reasonable assurances of the availability of sufficient funds to Close on or before the Extended Closing Date. Such payment shall become part of the Deposit and shall be credited against the Purchase Price at Closing, but shall be refundable only under the conditions set forth in Section 7.1. Upon delivery of such cashier's check and assurances, references in this Agreement to the Closing Date shall thereafter mean the Extended Closing Date.

     8.2  Shareholders' Closing Deliveries.  At the Closing, Shareholders shall
          --------------------------------
deliver or cause to be delivered to 4MC:

          8.2(a)  certificates representing all the Stock, duly endorsed;

          8.2(b) a certificate, dated as of the Closing Date, executed by Shareholders to the effect that representations and warranties contained in this Agreement are true and correct in all respects at and as of the Closing Date;

          8.2(c) an opinion of Shareholders' counsel satisfactory in form and substance to 4MC and its counsel;

          8.2(d) certificates of good standing for POP, Subsidiary and Affiliate;

          8.2(e) executed escrow instructions pursuant to Section 2.2(b)(ii) above and Section 12.8 below;

          8.2(f)  evidence of existence of all Required Consents;

          8.2(g)  an employment agreement with A. Kozlowski;

          8.2(h)  a consulting agreement with J. Kramer;

          8.2(i)  a consulting agreement with S. Hay;

          8.2(j) acknowledgement from Lewis Madeira that his convertible debenture will not be converted or an indemnity from Kozlowski and Kramer against Losses arising from any such conversion; and

          8.2(k)  such documents as 4MC or its counsel may reasonably require.

     8.3  4MC's Closing Deliveries At the Closing, 4MC shall deliver or cause to
          ------------------------
be delivered to Shareholders:

          8.3(a) a certificate, dated as of the Closing Date, of the Secretary or an Assistant Secretary of 4MC evidencing all necessary or appropriate corporate action to enable 4MC to comply with the terms of this Agreement;

          8.3(b) a certificate, dated as of the Closing Date, executed by the Chief Executive Officer of 4MC to the effect that representations and warranties contained in this Agreement are true and correct in all material respects at and as of the Closing Date and that 4MC has complied with or performed in all material respects all terms, covenants and conditions to be complied with or performed by 4MC on or prior to the Closing Date;

          8.3(c) an opinion of 4MC's counsel satisfactory in form and substance to Shareholders and their counsel;

          8.3(d) the Closing Cash Consideration provided for in Section 2.2(b)(ii) above payable to the Shareholders;

          8.3(e) the Deferred Note provided for in Section 2.2(b)(iii) (to be delivered to A. Kozlowski and J. Kramer);

          8.3(f) the Letter of Credit provided for in Section 2.2(b)(iii) (to be delivered to the Escrow Agent);

          8.3(g)  the promissory note provided for in Section 2.2(b)(iv) above;

          8.3(h)  the promissory note provided for in Section 2.2(b)(v) above;

          8.3(i)  an employment agreement with A. Kozlowski;

          8.3(j)  a consulting agreement with J. Kramer;

          8.3(k)  a consulting agreement with Sandra Hay;

          8.3(l) option agreements for seventy-five thousand (75,000) shares of 4MC common stock, as contemplated by Section 7.3 above; and

          8.3(m) such other documents as Shareholders or their counsel may reasonably require.

9.  Conditions to Obligations of Shareholders
    -----------------------------------------

    The obligation of Shareholders to consummate the Transactions is subject to the following conditions, any of which may be waived by them in their sole discretion:

    9.1  Compliance by 4MC.  4MC shall have performed and complied in all
         -----------------
material respects with all agreements and conditions required by this Agreement to be performed or complied with by 4MC prior to or on the Closing Date.

    9.2  Accuracy of 4MC's Representations.  4MC's representations and
         ---------------------------------
warranties contained in this Agreement or any schedule, certificate or other instrument delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all material respects at and as of the Closing Date (except for such changes permitted by this Agreement) and shall be deemed to be made again as of the Closing Date.

    9.3  Documents.  All documents and instruments required hereunder to be
         ---------
delivered by 4MC to Shareholders at the Closing shall be delivered in form and substance reasonably satisfactory to Shareholders and their counsel.

    9.4  Litigation.  No litigation seeking to enjoin the transactions
         ----------
contemplated by this Agreement or to obtain damages on account hereof shall be pending or threatened.

     9.5  Employment/Consulting Agreements.  4MC shall have entered into a new
          --------------------------------
employment agreement with A. Kozlowski in form and substance attached hereto as Exhibit F, a consulting agreement with J. Kramer in form and substance attached hereto as Exhibit G and a consulting agreement with Sandra Hay in form and substance attached hereto as Exhibit H.

10.  Conditions to Obligations of 4MC
     --------------------------------

     The obligation of 4MC to consummate the Transactions is subject to the following conditions, any of which may be waived by it in its sole discretion:

     10.1  Compliance by Shareholders.  Shareholders shall have performed and
           --------------------------
complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by Shareholders prior to or on the Closing Date.

     10.2  Accuracy of Shareholder's Representations.  The representations and
           -----------------------------------------
warranties of Shareholders contained in this Agreement or any schedule, certificate or other instrument delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all material respects at and as of the Closing Date (except for such changes permitted by this Agreement) and shall be deemed to be made again as of the Closing Date.

     10.3  Material Adverse Change.  No Material Adverse Change shall have
           -----------------------
occurred subsequent to June 30, 1997 with respect to POP or Animation, nor shall any event or circumstance have occurred which would result in a Material Adverse Change with respect to POP or Animation.

     10.4  Litigation.  No litigation seeking to enjoin the transactions
           ----------
contemplated by this Agreement, to obtain damages on account hereof shall be pending or threatened.

     10.5  Employment/Consulting Agreements.  4MC shall have entered into a new
           --------------------------------
employment agreement with Kozlowski in form and substance attached hereto as Exhibit F, a consulting agreement with J. Kramer in form and substance attached hereto as Exhibit G and a consulting agreement with Sandra Hay in form and substance attached hereto as Exhibit H.

     10.6  Required Consents.  Shareholders shall have obtained the Required
           -----------------
Consents in form and substance satisfactory to 4MC; provided, however, that the consent of Wells Fargo Bank shall not be deemed to be a Required Consent for purposes of this Section 10.6 or of Section 8.2(f).

     10.7  Financial Statements.  4MC's independent accountants shall have
           --------------------
completed an audit of the financial statements of POP and Animation for the period(s) required for inclusion in the reports of 4MC required to be filed with the SEC, shall have issued its unqualified opinion with respect thereto, and the financial statements so audited shall not materially differ from the Financial Statements.

     10.8  Pro Forma Financial Statements.  4MC's independent accountants shall
           ------------------------------
have completed a review of the Pro Forma Financial Statements and shall have advised 4MC that the representations and warranties with respect thereto set forth in Section 3.10 are substantially true and correct.

     10.9  Indebtedness.  The Indebtedness of POP, Animation, Ten Moons and SMF
           ------------
(including guarantees by any of them of Indebtedness of others) at Closing does not exceed Seventeen Million Dollars ($17,000,000) unless Shareholders agree to a reduction of the Purchase Price by an amount equal to any such excess.

11.  Termination
     -----------

     11.1  Termination Prior to Closing; General.
           -------------------------------------

           11.1(a) If the Closing has not occurred by January 31, 1998, or, if applicable, by the Extended Closing Date, either Shareholders or 4MC may terminate this Agreement at any time thereafter by giving written notice of termination to the other; provided, however, that no party may terminate this Agreement hereunder if such party has materially breached any of the terms and conditions hereof.

           11.1(b) Prior to January 31, 1998, or, if applicable, by the Extended Closing Date, either Shareholders or 4MC may terminate this Agreement following the insolvency or bankruptcy of the other, or if any one or more of the conditions to Closing set forth in Articles 9 or 10 shall become incapable of fulfillment or there shall have occurred a material breach of this Agreement and either such condition or breach shall not have been waived by the party for whose benefit the condition was established or cured within ten (10) business days after notice, then either Shareholders (in the case of a condition in Article 9 or a breach by 4MC) or 4MC (in the case of a condition specified in
Article 10 or a breach by Shareholders) may terminate this Agreement.

     11.2  Termination Prior to Closing; Casualty.  In the event of a casualty
           --------------------------------------
loss or damage which is uninsured, or the cost of repair or replacement of which exceeds insurance proceeds by not less than Fifty Thousand Dollars ($50,000), 4MC may terminate this Agreement. In the event of a casualty loss or damage which is insured, and with respect to which the cost of repair or replacement does not exceed insurance proceeds by more than Fifty Thousand Dollars ($50,000), if the existence of such casualty loss or damage would nevertheless have a Material Adverse Effect, 4MC may terminate this Agreement. Unless, in either of the above circumstances, 4MC waives its right to terminate this Agreement within ten (10) business days after written notice from Shareholders to 4MC advising 4MC of such circumstances and requesting a determination by 4MC whether 4MC intends to terminate this Agreement or to waive its right to terminate based upon such circumstances, Shareholders may thereafter terminate this Agreement. Termination of this Agreement pursuant to this Section 11.2 shall not entitle 4MC to a refund of the Deposit, which may be retained by Shareholders.

     11.3  Consequences of Termination.  Upon termination of this Agreement
           ---------------------------
pursuant to this Article 11 or any other express right of termination provided elsewhere in this Agreement, the parties shall be relieved of any further obligation to the others; provided, however, that no termination of this Agreement, pursuant to this Article 11 or under any other express right of termination provided elsewhere in this Agreement shall operate to release any party from any liability to any other party incurred before the date of such termination or from any liability resulting from any material misrepresentation made in connection with this Agreement or material breach hereof.

12.  Survival of Representations; Indemnification; Escrow
     ----------------------------------------------------

     12.1  Survival.  All statements contained in any certificate delivered by
           --------
or on behalf of Shareholders or 4MC pursuant to Section 8 of this Agreement shall be deemed representations, warranties and covenants by Shareholders or 4MC, as the case may be, hereunder. All representations, warranties and covenants made by Shareholders or 4MC in this Agreement, or pursuant hereto, shall survive the Closing, but shall terminate eighteen (18) months from the Closing Date, except with respect to Losses constituting Tax Claims or with respect to Losses governed by Section 12.3, for which the representations, warranties and covenants shall survive for the applicable period of the statutes of limitations. Tax Claims are obligations asserted by any Governmental Authority which would constitute a breach of Section 3.19 hereof.

     12.2  Indemnification by Kozlowski and Kramer.  Kozlowski and Kramer,
           ---------------------------------------
jointly and severally ("Indemnitor"), shall indemnify, defend and hold 4MC ("Indemnitee") harmless from and against any and all losses, costs, liabilities, damages and expenses (including reasonable legal fees, expert fees and other expenses incident thereto) of every kind, nature, and description, including any unassumed liabilities, and any undisclosed liabilities including liability for taxes plus interest at the Bank of America Reference Rate until payment (collectively "Losses" or "Loss"), that result from or arise out of (i) the breach of any representation or warranty of Shareholders set forth in this Agreement (including the exhibits hereto) or in any certificate, schedule, or other instrument delivered to 4MC pursuant hereto; (ii) the breach of any of the covenants of Shareholders contained in this Agreement; or (iii) any claims made by any employees of POP or Animation arising out of or in connection with commitments by POP or Animation to grant stock options to such employees. Notwithstanding the generality of the foregoing, the provisions of this Section
12.2 shall not apply to the Stock Representations and Warranties.

     12.3  By Shareholder.  Each Shareholder, severally ("Indemnitor") shall
           --------------
indemnify, defend and hold 4MC ("Indemnitee") harmless from any and all Losses that result from or arise out of the breach of the Stock Ownership Representations and Warranties.

     12.4  Time for Claims.  No Indemnitee shall be entitled to indemnification
           ---------------
pursuant to this Article 11 unless a written claim for indemnification is made upon the Indemnitor within eighteen (18) months from the Closing Date with respect to all claims other than Losses for Tax Claims or Losses governed by
Section 12.3 herein, for which such claims may be made during the applicable period of the statute of limitations.

     12.5  Claims for Indemnification.  Whenever any claim shall arise for
           --------------------------
indemnification hereunder, the Indemnitee shall promptly notify in writing the Indemnitor of the claim and, when known, the facts constituting the basis for such claims. In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the Indemnitor shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom.

     12.6  Threshold.  Kozlowski and Kramer shall not be liable to 4MC for any
           ---------
Losses (including Tax Claims) unless and until the aggregate amount of such Losses exceeds One Hundred Thousand Dollars ($100,000), in which event they shall be liable for all Losses in excess of One Hundred Thousand Dollars ($100,000). Notwithstanding the foregoing, each Shareholder shall be liable for all Losses without regard to any minimum amount for which such Shareholder has indemnified 4MC pursuant to Section 12.3 hereof.

     12.7  Claims Procedure.  In connection with any claim giving rise to
           ----------------
indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnitor at its sole cost and expense and with counsel reasonably satisfactory to the Indemnitee may, upon written notice to the Indemnitee, assume the defense of any such claim or legal proceeding if (a) the Indemnitor acknowledges to the Indemnitee in writing, within fifteen (15) days after receipt of notice from the Indemnitor, its obligations to indemnify the Indemnitee with respect to all elements of such claim, (b) the Indemnitor will have the financial resources to defend against such third-party claim and fulfill its indemnification obligations hereunder, (c) the third-party claim involves only money damages and does not seek an injunction or other equitable relief, and (d) settlement or an adverse judgment of the third-party claim is not, in the good faith judgment of the Indemnitee, likely to establish a pattern or practice adverse to the continuing business interests of the Indemnitee. The Indemnitee shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense; provided, however, that if there are one or more legal defenses available to the Indemnitee that conflict with those available to the Indemnitor, or if the Indemnitor fails to take reasonable steps necessary to defend diligently the claim after receiving notice from the Indemnitee that it believes the Indemnitor has failed to do so, the Indemnitee may assume the defense of such claim; in such event the Indemnitee may settle such claim upon such basis as the Indemnitee deems reasonable. If the Indemnitee assumes the defense of the claim, the Indemnitor shall reimburse the Indemnitee for the reasonable fees and expenses of counsel retained by the Indemnitee and the Indemnitor shall be entitled to participate in (but not control) the defense of such claim, with its counsel at its own expense. The parties agree to render, without compensation, to each other such assistance as they may reasonably require of each other in order to insure the proper and adequate defense of any action, suit or proceeding, whether or not subject to indemnification hereunder.

     12.8  Method of Enforcement.  4MC shall proceed first by offset against the
           ---------------------
Deferred Note and/or by demand against the Escrow Fund as distinguished from proceeding against a Shareholder directly in respect of satisfaction of indemnity claims. However, except for the provisions of Section 12.9, nothing contained in this Agreement, in the Deferred Note or in the Escrow Agreement shall limit the amount of the indemnity or the personal liability of the Shareholders in respect of the indemnity. 4MC, in order to satisfy indemnity claims, may offset against obligations under the Deferred Notes in the amount of any Losses by application of the following procedures:

           12.8(a) Upon delivery to A. Kozlowski and/or J. Kramer on or before the maturity date of the Deferred Note of a certificate ("4MC Certificate") signed by the Chief Executive Officer, the President or any Vice President of 4MC, (a) stating that 4MC and/or a subsidiary or affiliate of 4MC has paid or properly accrued or reasonably anticipates that it may have to accrue Losses for which 4MC or its Subsidiary or Affiliate is entitled to reimbursement pursuant to this Agreement in an aggregate stated amount, and (b) specifying in reasonable detail each individual item of Loss included in the aggregate amount so stated, the date each item was paid or properly accrued or the basis for any anticipated liability, the nature of the misrepresentation, a breach of warranty or claim to which each item is related, and whether reimbursement or recovery is claimed under Sections 12.2 or 12.3 of this Agreement, A. Kozlowski and J. Kramer will, subject to the provisions of Section 12.8(b) of this Agreement, credit the Deferred Note in the amount necessary to reimburse 4MC or its Subsidiary or Affiliate for the stated amount of Losses. 4MC need not submit a 4MC Certificate with respect to any particular Loss at any particular time, but may aggregate one or more Losses and submit one or more 4MC Certificates at any time prior to the maturity of the Deferred Note. Offsets resulting from claims for indemnification governed by Section 12.2 of this Agreement shall be charged one-quarter each to A. Kozlowski, Sandra Hay, J. Kramer and Rena Kramer. Offsets resulting from claims for indemnification governed by Section 12.3 of this Agreement shall be charged against the interest of the individual Shareholder(s) responsible for the Loss.

           12.8(b) At the time of delivery of the 4MC Certificate to A. Kozlowski and/or J. Kramer, a duplicate copy of the 4MC Certificate shall be delivered to any affected Shareholder, and for a period of twenty (20) days after delivery of the duplicate copy, A. Kozlowski and J. Kramer will make no credit pursuant to Section 12.8(a) of this Agreement unless they have received written authorization from the affected Shareholders to make the credit. After expiration of the twenty (20)-day period, A. Kozlowski and J. Kramer shall credit the Deferred

Note in accordance with Section 12.8(a) of this Agreement, provided no such credit shall be made to which any affected Shareholder has objected in a written statement delivered to A. Kozlowski and/or J. Kramer before the expiration of such twenty (20)-day period.

           12.8(c) A. Kozlowski and/or J. Kramer shall notify 4MC and Escrow Agent in writing of the status and disposition of the credit for any claims made by delivery of a 4MC Certificate within thirty (30) days of delivery of such 4MC Certificate.

           12.8(d) If Shareholders object in writing to the reimbursement of 4MC or its subsidiary or affiliates or any claim made in any 4MC Certificate, Shareholders and 4MC will attempt in good faith to agree on the rights of the respective parties regarding such disputed claim. If no such agreement can be reached after good faith negotiation, either 4MC or Shareholders may demand resolution of the matter by a Referee. In such event, resolution shall be effected as provided for in Section 13.6 of this Agreement. The decision of the Referee as to the validity of any claim in the 4MC Certificate will be binding and conclusive on the parties to this Agreement. Payment of fees and costs shall be governed by Sections 13.6(f) and 13.6(g) of this Agreement.

           12.8(e) Upon maturity of the Deferred Note, 4MC shall pay the principal and accrued but unpaid interest upon the Deferred Note, less any offsets previously made pursuant to the provisions of Sections 12.8(b) and (d), as follows:

                    12.8(e)(i) To the Escrow Agent, an amount equal to one and one-half times the amount of claims then pending (including within such claims any interest asserted thereon or attorneys' fees and court costs asserted thereon) (the "Coverage Amount"). Claims then pending shall include any and all amounts set forth in any 4MC Certificate which have not previously been offset by agreement of the Shareholders or by a decision of a Referee.

                    12.8(e)(ii)   To the Shareholders, in accordance with their
several interests in the Deferred Note, the balance.

           12.8(f) As and when the Coverage Amount exceeds any remaining obligation upon the Deferred Note to the Shareholder or Shareholders responsible for indemnification or amounts then contained in the Escrow Fund for the benefit of the Shareholder or Shareholders responsible for such indemnification, 4MC may proceed directly against such Shareholder(s). In addition, nothing herein contained shall relieve Shareholders of their obligations under this Section 12 and, without limiting the generality of the foregoing, of their obligations to defend under Section 12.7.

           12.9   Limitation on Indemnity. Except for claims governed by Section
                  -----------------------
12.3, Shareholders shall not be liable to 4MC for any Losses in excess of the Purchase Price.

           12.10  Escrow.  Upon Closing, the parties will enter into an escrow
                  ------
to carry out the terms of this Agreement. The Letter of Credit shall be deposited into such escrow. Certain payments in respect of the Deferred Note may be made to the Escrow Agent. The Letter of Credit, any proceeds from the Letter of Credit and any proceeds from the Deferred Note shall together constitute the Escrow Fund. _________________________ will act as escrow holder ("Escrow Agent") and will hold and dispose of the Escrow Fund in accordance with the escrow agreement attached hereto as Exhibit C (the "Escrow Agreement"). The terms of the Escrow Agreement, upon execution, will be incorporated as part of this Agreement.

13.  Miscellaneous
     -------------

     13.1  Expenses.  Except as otherwise provided herein, Shareholders and 4MC
           --------
shall each pay their own expenses incident to the negotiation, preparation, and carrying out of this Agreement, including all fees and expenses of its counsel and accountants for all activities of such counsel and accountants undertaken pursuant to this Agreement, irrespective of whether or not the transactions contemplated hereby are consummated.

     13.2  Publicity. 4MC and Shareholders shall not issue any press release or
           ---------
make any other public statement, in each case, relating to, in connection with or arising out of this Agreement or the transactions contemplated hereby, without obtaining the prior approval of the other, which shall not be unreasonably withheld or delayed, except that prior approval shall not be required if, in the reasonable judgment of 4MC, prior approval by Shareholders would prevent the timely dissemination of such release or statement in violation of applicable Federal securities laws, rules or regulations or policies of NASDAQ.

     13.3  Succession and Assignments; Third Party Beneficiaries. This Agreement
           -----------------------------------------------------
may not be assigned (either voluntarily or involuntarily) by any party hereto without the express written consent of the other party. Any attempted assignment in violation of this Section shall be void and ineffective for all purposes. In the event of an assignment permitted by this Section, this Agreement shall be binding upon the heirs, successors and assigns of the parties hereto. There shall be no third party beneficiaries of this Agreement.

     13.4  Notices. All notices, requests, demands, or other communications with
           -------
respect to this Agreement shall be in writing and shall be (i) personally delivered, (ii) sent by facsimile transmission, (iii) sent by the United States Postal Service, registered or certified mail, return receipt requested, or (iv) delivered by a nationally recognized express overnight courier service, charges prepaid, to the following addresses (or such other addresses as the parties may specify from time to time in accordance with this Section):

     To 4MC:      Four Media Company
                  2813 West Alameda Avenue
                  Burbank, CA 91505-4455
                  Attn:  Robert T. Walston
                  Fax No.:  (818) 846-5197

     With a copy to:  Greenberg Glusker Fields
                  Claman & Machtinger LLP
                  1900 Avenue of the Stars, Suite 2100
                  Los Angeles, CA 90067
                  Attn:  Bernard Shearer, Esq.
                  Fax No.:  (310) 553-0687

     To Shareholders:  c/o POP
                  625 Arizona Avenue
                  Santa Monica, CA 90401
                  Attn:  William E. Niles
                  Fax No.:  (310) ______________

     With copy to:  ________________________________
                  ________________________________
                  ________________________________
                  ________________________________
                  Fax No.:________________________

Any such notice shall, when sent in accordance with the preceding sentence, be deemed to have been given and received on the earliest of (i) the day delivered to such address, (ii) the day sent by facsimile transmission, (iii) the fifth business day following the date deposited with the United States Postal Service, or (iv) 24 hours after shipment by such courier service.

     13.5  Construction.  This Agreement shall be construed and enforced in
           ------------
accordance with the internal laws of the State of California without giving effect to the principles of conflicts of law thereof.

     13.6  Dispute Resolution; Attorneys' Fees.
           -----------------------------------

           13.6(a) Any controversy or claim arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach or default or misrepresentation in connection with any of its provisions shall be submitted to a retired judge (the "Referee") pursuant to California Code of Civil Procedure, Section 638, et seq. The Referee will serve as an all purpose judge and his or her determinations will include, but will not be limited to, discovery and other law and motion matters and provisional remedies, as well as the trial itself. In all respects, including, but not limited to, the right of appeal and review, the proceedings will be governed by the Code of Civil Procedure, as if the Referee were a sitting judge of the Superior Court. The Referee will be selected by the following process:

           13.6(b) Within ten (10) days after a party has notified the other party, in writing, that such party elects to exercise such party's rights under this Section 13, each party will serve on the other party a list of five (5) nominees who are retired superior court or federal judges.

            13.6(c) Within ten (10) days after the expiration of the 10-day period referenced in Section 13.6(b) above, each party will serve on the other party a copy of the entire list of all nominees with each nominee numbered in the order of that party's preference, its first choice being number one, its next choice, number two, etc.

            13.6(d) The nominee with the lowest numerical total will then be designated as the Referee, subject to being duly challenged by any of the parties. Each party will have 1 peremptory challenge. A peremptory challenge may only be exercised by filing it with the court (and serving it upon the party's counsel of record) within five (5) business days after the parties have designated the order of their preference. Peremptory challenges need not be in any particular form and need only state that the challenging party peremptorily challenges a particular nominee. If both parties exercise a peremptory challenge against the same nominee each will be deemed to have exercised its 1 peremptory challenge. The exercise of the peremptory challenge described herein does not affect or limit the right of any party to object to the appointment of the Referee pursuant to Code of Civil Procedure Section 641.

            13.6(e) If the designated Referee is duly challenged and disqualified or becomes unwilling or unable to serve, the nominee with the next lowest numerical total will be designated the Referee, subject, in turn to challenge (in the manner specified in this Section 13.6) or unwillingness or inability to serve; and this procedure will be repeated until a Referee is selected. The trial will be held as expeditiously as practicable in light of law and motion and discovery proceedings.

            13.6(f) The Referee shall hear, try and determine all issues in the case, whether fact or law, and issue a statement of decision, and a judgment. No party shall seek, and the Referee shall not be authorized to award, any punitive damages. The parties intend this general reference agreement to be specifically enforceable. If the parties do not agree upon the fees to be paid to the selected or appointed Referee, the fees shall be fixed and paid, as if the reference to such Referee were involuntary, pursuant to California Code of Civil Procedure Sections 645.1 and 1023. Any retrial of any issue shall be subject to the provisions of this Section 13, in the same manner as specified hereinabove.

            13.6(g) If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred therein, in addition to any other relief to which it or they may be entitled. The court or Referee shall consider, in determining the prevailing party, (i) which party obtains relief which most nearly reflects the remedy or relief which the parties sought, and
(ii) any settlement offers made prior to commencement of the trial in the proceeding.

     13.7   Counterparts.  This Agreement may be executed in two or more
            ------------
counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same Agreement.

     13.8   No Implied Waiver; Remedies. No failure or delay on the part of the
            ---------------------------
parties hereto to exercise any right, power, or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver nor shall any single or partial exercise of any right, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. All rights, powers, and privileges granted herein shall be in addition to other rights and remedies to which the parties may be entitled at law or in equity.

     13.9   Entire Agreement.  This Agreement, including the Exhibits and
            ----------------
Schedules attached hereto, sets forth the entire understandings of the parties with respect to the subject matter hereof, and it incorporates and merges any and all previous communications, understandings, oral or written as to the subject matter hereof.

     13.10  Amendments; Actual Waivers.  This Agreement may not be amended
            --------------------------
except by an instrument in writing signed on behalf of each of the parties hereto. At any time prior to the Closing, the parties hereto may, (a) extend the time for the performance of any of the obligations or other acts or the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered by any of the other parties pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein which are for the benefit of such party. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

     13.11  Liquidated Damages.  4MC acknowledges that, in the event the
            ------------------
Transactions fail to Close, and in the event 4MC would not be entitled to a refund of the Deposit pursuant to the provisions of Section 7.1, then Shareholders shall be entitled to retain the Deposit which shall be deemed to be liquidated damages reasonably calculated to compensate Shareholders for their execution and delivery of this Agreement.

     13.12  Headings.  The headings of the Sections of this Agreement, where
            --------
employed, are for convenience only and do not form a part hereof and in no way modify, interpret or construe the meanings of the parties.

     13.13  Severability. Any provision of this Agreement which is invalid or
            ------------
unenforceable shall be ineffective only to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                                      "4MC"

                                      FOUR MEDIA COMPANY



                                      By:_____________________________________
                                       Robert T. Walston
                                       Chairman and Chief Executive Officer


                                      ________________________________________
                                      Alan Kozlowski


                                      ________________________________________
                                      Sandra Hay


                                      ________________________________________
                                      Jerry Kramer


                                      ________________________________________
                                      Rena Kramer


                                      ________________________________________
                                      Andrew Ungerleider



                                      ________________________________________
                                      Joan Hay


                                      ________________________________________
                                      James Fancher